Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-196804) and Form S-8 (Nos. 333-59598, 333-62022, 333-88086, 333-116755, 333-151580, 333-174615, 333-183269 and 333-197755) of Kindred Healthcare, Inc. of our report dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of certain hospitals and nursing centers discussed in Note 3, as to which the date is November 14, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8‑K dated November 14, 2014.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
November 14, 2014